UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A
                                (AMENDMENT NO. 1)
                                 (RULE 13D-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),
       (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            ARNO THERAPEUTICS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                   COMMON STOCK, PAR VALUE $0.0001 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  519294 10 2
                     -------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2008
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which the Schedule is filed:

     [_]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [_]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 12 pages

CUSIP NO. 519294 10 2

--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     Clal Finance Ltd
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Place of Organization
     Israel
--------------------------------------------------------------------------------
                   5.   Sole Voting Power
                        0
                   -------------------------------------------------------------
Number of          6.   Shared Voting Power
Shares                  0
Beneficially       -------------------------------------------------------------
Owned by Each      7.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   8.   Shared Dispositive Power
                        0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     0
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     0.00%**
--------------------------------------------------------------------------------
12.  Type of Reporting Person:
     CO
--------------------------------------------------------------------------------

* See Item 4.

** Based on 20,392,024 shares of Common Stock outstanding as of November 14, 2008 (as reported in the Issuer's Form 10Q filed with the Securities and Exchange commission (the "SEC") on November 14, 2008).


                               Page 2 of 12 pages

CUSIP NO. 519294 10 2

--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     Clal Insurance Enterprises Holdings Ltd.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Place of Organization
     Israel
--------------------------------------------------------------------------------
                   5.   Sole Voting Power
                        0
                   -------------------------------------------------------------
Number of          6.   Shared Voting Power
Shares                  1,444,759 Common Stock*
Beneficially       -------------------------------------------------------------
Owned by Each      7.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   8.   Shared Dispositive Power
                        1,444,759 Common Stock*
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     1,444,759 Common Stock*
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     7.1%**
--------------------------------------------------------------------------------
12.  Type of Reporting Person:
     CO
--------------------------------------------------------------------------------

* See Item 4.

** Based on 20,392,024 shares of Common Stock outstanding as of November 14, 2008 (as reported in the Issuer's Form 10Q filed with the SEC on November 14,
2008).


                               Page 3 of 12 pages

CUSIP NO. 519294 10 2

--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     IDB Development Corporation Ltd.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Place of Organization
     Israel
--------------------------------------------------------------------------------
                   5.   Sole Voting Power
                        0
                   -------------------------------------------------------------
Number of          6.   Shared Voting Power
Shares                  1,444,759 Common Stock*
Beneficially       -------------------------------------------------------------
Owned by Each      7.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   8.   Shared Dispositive Power
                        1,444,759 Common Stock*
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     1,444,759 Common Stock*
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     7.1%**
--------------------------------------------------------------------------------
12.  Type of Reporting Person:
     CO
--------------------------------------------------------------------------------

* See Item 4.

** Based on 20,392,024 shares of Common Stock outstanding as of November 14, 2008 (as reported in the Issuer's Form 10Q filed with the SEC on November 14,
2008).


                               Page 4 of 12 pages

CUSIP NO. 519294 10 2

--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     IDB Holding Corporation Ltd.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Place of Organization
     Israel
--------------------------------------------------------------------------------
                   5.   Sole Voting Power
                        0
                   -------------------------------------------------------------
Number of          6.   Shared Voting Power
Shares                  1,444,759 Common Stock*
Beneficially       -------------------------------------------------------------
Owned by Each      7.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   8.   Shared Dispositive Power
                        1,444,759 Common Stock*
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     1,444,759 Common Stock*
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     7.1%**
--------------------------------------------------------------------------------
12.  Type of Reporting Person:
     CO
--------------------------------------------------------------------------------

* See Item 4.

** Based on 20,392,024 shares of Common Stock outstanding as of November 14, 2008 (as reported in the Issuer's Form 10Q filed with the SEC on November 14,
2008).


                               Page 5 of 12 pages

CUSIP NO. 519294 10 2

--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     Nochi Dankner
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Place of Organization
     Israel
--------------------------------------------------------------------------------
                   5.   Sole Voting Power
                        0
                   -------------------------------------------------------------
Number of          6.   Shared Voting Power
Shares                  1,444,759 Common Stock*
Beneficially       -------------------------------------------------------------
Owned by Each      7.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   8.   Shared Dispositive Power
                        1,444,759 Common Stock*
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     1,444,759 Common Stock*
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     7.1%**
--------------------------------------------------------------------------------
12.  Type of Reporting Person:
     IN
--------------------------------------------------------------------------------

* See Item 4.

** Based on 20,392,024 shares of Common Stock outstanding as of November 14, 2008 (as reported in the Issuer's Form 10Q filed with the SEC on November 14,
2008).


                               Page 6 of 12 pages

CUSIP NO. 519294 10 2

--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     Shelly Bergman
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Place of Organization
     Israel
--------------------------------------------------------------------------------
                   5.   Sole Voting Power
                        0
                   -------------------------------------------------------------
Number of          6.   Shared Voting Power
Shares                  1,444,759 Common Stock*
Beneficially       -------------------------------------------------------------
Owned by Each      7.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   8.   Shared Dispositive Power
                        1,444,759 Common Stock*
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     1,444,759 Common Stock*
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     7.1%**
--------------------------------------------------------------------------------
12.  Type of Reporting Person:
     IN
--------------------------------------------------------------------------------

*See Item 4.

** Based on 20,392,024 shares of Common Stock outstanding as of November 14, 2008 (as reported in the Issuer's Form 10Q filed with the SEC on November 14,
2008).


                               Page 7 of 12 pages

CUSIP NO. 519294 10 2

--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     Ruth Manor
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Place of Organization
     Israel
--------------------------------------------------------------------------------
                   5.   Sole Voting Power
                        0
                   -------------------------------------------------------------
Number of          6.   Shared Voting Power
Shares                  1,444,759 Common Stock*
Beneficially       -------------------------------------------------------------
Owned by Each      7.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   8.   Shared Dispositive Power
                        1,444,759 Common Stock*
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     1,444,759 Common Stock*
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     7.1%**
--------------------------------------------------------------------------------
12.  Type of Reporting Person:
     IN
--------------------------------------------------------------------------------

*See Item 4.

** Based on 20,392,024 shares of Common Stock outstanding as of November 14, 2008 (as reported in the Issuer's Form 10Q filed with the SEC on November 14,
2008).


                               Page 8 of 12 pages

CUSIP NO. 519294 10 2

--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     Avraham Livnat
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
     (a)  [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use only

--------------------------------------------------------------------------------
4.   Place of Organization
     Israel
--------------------------------------------------------------------------------
                   5.   Sole Voting Power
                        0
                   -------------------------------------------------------------
Number of          6.   Shared Voting Power
Shares                  1,444,759 Common Stock*
Beneficially       -------------------------------------------------------------
Owned by Each      7.   Sole Dispositive Power
Reporting               0
Person With:       -------------------------------------------------------------
                   8.   Shared Dispositive Power
                        1,444,759 Common Stock*
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     1,444,759 Common Stock*
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     7.1%**
--------------------------------------------------------------------------------
12.  Type of Reporting Person:
     IN
--------------------------------------------------------------------------------

* See Item 4.

** Based on 20,392,024 shares of Common Stock outstanding as of November 14, 2008 (as reported in the Issuer's Form 10Q filed with the SEC on November 14,
2008).


                               Page 9 of 12 pages

Item 1.

(a)  Name of Issuer:

     ARNO THERAPEUTICS, INC. (hereinafter referred to as the "Issuer").

(b)  Address of Issuer's Principal Executive Offices:

     30 Two Bridges Rd., Suite 270, Fairfield, NJ 07004

Item 2.

(a)  Name of Person Filing:

     This Statement is filed by:

     (1)  Clal Finance Ltd.

     (2)  Clal Insurance Enterprises Holdings Ltd.

     (3)  IDB Development Corporation Ltd.

     (4)  IDB Holding Corporation Ltd.

     (5)  Mr. Nochi Dankner

     (6)  Mrs. Shelly Bergman

     (7)  Mrs. Ruth Manor and

     (8)  Mr. Avraham Livnat

     The foregoing entities and individuals are collectively referred to as the "Reporting Persons" in this Statement.

     (1) Clal Finance Ltd. is a majority owned subsidiary of Clal Insurance Enterprises Holdings Ltd., an Israeli public corporation ("Clal"). Clal may be deemed to beneficially own an aggregate of 1,444,759 shares of Common Stock (the "Issuer Shares"). See Item 4.

     (2) Clal is a majority owned subsidiary of IDB Development Corporation Ltd., an Israeli public corporation ("IDB Development"). By reason of IDB Development's control of Clal, IDB Development may be deemed to be the beneficial owner of, and to share the power to vote and dispose of, the Issuer Shares owned beneficially by Clal. See Item 4.

     (3) IDB Development is a majority owned subsidiary of IDB Holding Corporation Ltd., an Israeli public corporation ("IDB Holding"). By reason of IDB Holding's control (through IDB Development) of Clal, IDB Holding may be deemed beneficial owner of, and to share the power to vote and dispose of, the Issuer Shares owned beneficially by Clal. See Item 4.

     (4) Mr. Nochi Dankner, Mrs. Shelly Bergman, Mrs. Ruth Manor and Mr. Avraham Livnat may, by reason of their interests in, and relationships among them with respect to, IDB Holding, be deemed to control the corporations referred to in paragraphs (1) - (3) above. By reason of the control of IDB Holding by Nochi Dankner, Shelly Bergman, Ruth Manor and Avraham Livnat, and the relations among them, Nochi Dankner, Shelly Bergman, Ruth Manor and Avraham Livnat may each be deemed beneficial owner of, and to share the power to vote and dispose of, the Issuer Shares owned beneficially by Clal. See Item 4.


(b) Address of Principal Business Offices or, if none, Residence:

Clal Finance Ltd. - 37 Menachem Begin Street, Tel-Aviv 65220, Israel

Clal Insurance Enterprises Holdings Ltd. - 48 Menachem Begin Street, Tel-Aviv 66180, Israel

IDB Development Corporation Ltd. - The Triangular Tower, 44th floor, 3 Azrieli Center, Tel Aviv 67023, Israel

IDB Holding Corporation Ltd. - The Triangular Tower, 44th floor, 3 Azrieli Center, Tel Aviv 67023, Israel.

Mr. Nochi Dankner - The Triangular Tower, 44th floor, 3 Azrieli Center, Tel Aviv 67023, Israel.

Mrs. Shelly Bergman - 9 Hamishmar Ha'Ezrachi Street, Afeka, Tel Aviv 69697, Israel.

Mrs. Ruth Manor - 26 Hagderot Street, Savyon 56526, Israel.

Mr. Avraham Livnat - Taavura Junction, Ramle 72102, Israel.


                              Page 10 of 12 pages

(c)  Citizenship:

     Citizenship or place of organization of all Reporting Persons, as the case may be, is Israel.

(d)  Title of Class of Securities:

     Common Stock, par value $0.0001 per share (the "Common Stock").

(e)  CUSIP Number:

     519294 10 2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

     Not Applicable.

ITEM 4. OWNERSHIP

     All off the 1,444,759 shares of Common Stock reported in this Statement as beneficially owned by Clal are held for members of the public through, among others, provident funds, mutual funds, pension funds and insurance policies, which are managed by subsidiaries of Clal, each of which subsidiaries operates under independent management and makes independent voting and investment decisions. Consequently, this Statement shall not be construed as an admission by the Reporting Persons that they are the beneficial owners of 1,444,759 shares of Common Stock covered by this Statement.

     Except as set forth above, see items 5-11 of the cover pages hereto for beneficial ownership, percentage of class and dispositive power of the Reporting Persons, which are incorporated herein.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [_].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

     Not Applicable.

ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                              Page 11 of 12 pages

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 2009

                    CLAL FINANCE LTD.
                    CLAL INSURANCE ENTERPRISES HOLDINGS LTD.
                    IDB DEVELOPMENT CORPORATION LTD.
                    IDB HOLDING CORPORATION LTD.
                    NOCHI DANKNER
                    SHELLY BERGMAN
                    RUTH MANOR
                    AVRAHAM LIVNAT


                    BY: CLAL INSURANCE ENTERPRISES HOLDINGS LTD.


                    BY: /S/ URI LEVY    /S/ OMER BEN PAZI
                    -------------------------------------

                    Uri Levy and Omer Ben Pazi, authorized signatories of CLAL INSURANCE ENTERPRISES HOLDINGS LTD., for itself and on behalf of Clal Finance Ltd., IDB Development Corporation Ltd., IDB Holding Corporation Ltd., Nochi Dankner, Shelly Bergman, Ruth Manor and Avraham Livnat, pursuant to agreement annexed as Exhibit 1 to the Schedule 13G filed on June 13, 2008.


                              Page 12 of 12 pages